Exhibit A

Joint Filing Statement

We, the undersigned, hereby express our agreement that the attached Schedule 13G is filed on behalf of each of us.

Date: February 14, 2014

INTERWEST PARTNERS IX, LP

By: InterWest Management Partners IX, LLC
its General Partner

		By:	/s/ W. Stephen Holmes
By:	/s/ Bruce A. Cleveland		Managing Director
Name:	Bruce A. Cleveland
INTERWEST MANAGEMENT PARTNERS IX, LLC
By:	/s/ Philip T. Gianos
Name:	Philip T. Gianos	By:	/s/ W. Stephen Holmes
Managing Director
By:	/s/ W. Stephen Holmes
Name:	W. Stephen Holmes

By:	/s/ Nina S. Kjellson
Name:	Nina S. Kjellson

By:	/s/ Gilbert H. Kliman
Name:	Gilbert H. Kliman

By:	/s/ Khaled A. Nasr
Name:	Khaled A. Nasr

By:	/s/ Arnold L. Oronsky
Name:	Arnold L. Oronsky

By:	/s/ Douglas A. Pepper
Name:	Douglas A. Pepper